Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2020, Huntington Bancshares Incorporated (“Huntington,” “we,” “our,” “us,” and the “Company”) had three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

1)Common Stock, par value $0.01 per share
2)Depositary Shares Each Representing a 1/40th Interest in a Share of 5.875% Series C Non-Cumulative, Perpetual Preferred Stock, par value $0.01 per share
3)Depositary Shares Each Representing a 1/40th Interest in a Share of 6.250% Series D Non-Cumulative, Perpetual Preferred Stock, par value $0.01 per share

The total number of shares of all classes of stock which the Company has authority to issue is 1,506,617,808, of which 1,500,000,000 shares are classified as Common Stock, par value $0.01 per share, and 6,617,808 shares are classified as Serial Preferred Stock, par value $0.01 per share (the “Serial Preferred Stock”), of which 100,000 shares of Serial Preferred Stock are designated as 5.857% Series C Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), 602,500 shares of Serial Preferred Stock are designated as 6.250% Series D Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), 35,500 shares of Serial Preferred Stock are designated as Floating Rate Series B Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), and 5,000 shares of Serial Preferred Stock are designated as 5.700% Series E Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”).

Shares of Serial Preferred Stock may be issued from time to time in one or more series. Huntington’s board of directors is authorized, within the limitations and restrictions stated in article fifth of Huntington’s charter and pursuant to the Maryland General Corporation Law, to establish the serial designations of the Serial Preferred Stock and any such series (a) may have such voting powers full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends or other distributions (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends or other distributions payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, Huntington; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of Huntington, at such price or prices or at such rates of exchange, and with such adjustments; and (f) shall have such other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms or conditions of redemption or other rights, all as are authorized by the board of directors and stated and expressed in the articles supplementary or other charter document providing for the authorization of such Serial Preferred Stock.

A summary of the designations of the authorized and registered classes of Serial Preferred Stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of that stock, or of the authority of Huntington’s board of directors to authorize those designations and other terms, is as follows. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws.

1)Description of Common Stock, par value $0.01 per share

Holders of our common stock are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, or after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock.

Except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any of our securities and generally have no appraisal rights except in certain limited transactions. All shares of common stock will have equal dividend, liquidation and other rights. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter does not provide for a lesser percentage in these situations.

2)Description of Depositary Shares Each Representing a 1/40th Interest in a Share of 5.875% Series C Non-Cumulative, Perpetual Preferred Stock, par value $0.01 per share

Description of Series C Preferred Stock

The Series C Preferred Stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (1) on a parity with (i) our Series B Preferred Stock, (ii) our Series D Preferred Stock, (iii) our Series E Preferred Stock, and (iv) each class or series of preferred stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Stock as to dividend rights and rights on our liquidation, winding up and dissolution of Huntington and (2) senior to our common stock and each other class or series of stock we may issue in the future the terms of which expressly provide that it ranks junior to the Series C Preferred Stock as to dividend rights and rights on our liquidation, winding-up and dissolution.

The Series C Preferred Stock does not entitle the holder to any preemptive or conversion rights.

Dividends on the Series C Preferred Stock are payable quarterly in arrears, when, as and if authorized by our board of directors and declared by us out of legally available funds, on a non-cumulative basis on the $1,000 per share liquidation preference, at an annual rate equal to 5.875%.

The Series C Preferred Stock is redeemable, in whole or in part, from time to time, at our option on or after October 15, 2021, at a redemption price equal to the liquidation preference, plus any declared and unpaid dividends, without regard to any undeclared dividends. The holders of the Series C Preferred Stock do not have the right to require the redemption or repurchase of the Series C Preferred Stock. The Series C Preferred Stock is also redeemable, in whole but not in part, within 90 days following a regulatory capital treatment event (as defined in our charter) and subject to the prior approval of the Federal Reserve, or other appropriate federal banking agency, at a redemption price equal to the liquidation preference, plus any declared and unpaid dividends, without regard to any undeclared dividends.

Except as indicated below, the holders of the Series C Preferred Stock do not have any voting rights:

•If and when the dividends on the Series C Preferred Stock or on any other class or series of our preferred stock ranking on a parity with the Series C Preferred Stock that has voting rights equivalent to those of the Series C Preferred Stock that are conferred and are exercisable, have not been paid for at least six quarterly dividend periods or more (whether or not consecutive), the holders of the Series C Preferred Stock, together with the holders of all other affected classes and series of preferred stock ranking on a parity with the Series C Preferred Stock, voting as a single class, will be entitled to elect two additional members of our board of directors.

•So long as any shares of the Series C Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by our charter, the vote or consent of the holders of at least two-thirds of the outstanding shares of the Series C Preferred Stock, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating certain charter amendments and certain mergers and consolidations.

Description of Depositary Shares of Series C Preferred Stock

General

The depositary shares represent proportional fractional interests in shares of the Series C Preferred Stock. Each depositary share represents a 1/40th interest in a share of the Series C Preferred Stock and is evidenced by depositary receipts. We have deposited the underlying shares of the Series C Preferred Stock with Computershare Inc. and Computershare Trust Company, N.A., jointly acting as depositary. The holders of depositary shares from time to time are deemed to be parties to the deposit agreement and are bound by all of the terms and conditions thereto by their acceptance of delivery of the depositary shares to the same extent as though they had executed the deposit agreement. Subject to the terms of the deposit agreement, each holder of the depositary shares is entitled, through the depositary, to all the rights and preferences of the Series C Preferred Stock, as applicable, in proportion to the applicable fraction of a share of the Series C Preferred Stock those depositary shares represent.

Dividends and Other Distributions

Each dividend payable on a depositary share is in an amount equal to 1/40th of the dividend declared and payable on the related share of the Series C Preferred Stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series C Preferred Stock to the record holders of depositary shares relating to the underlying Series C Preferred Stock in proportion to the number of depositary shares held by the holders. If we make a distribution other than in cash, the depositary will distribute any securities or property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that (after consultation with us) it is not feasible to make a distribution, in which case the depositary may, with our approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the securities or property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares are the same as the corresponding record dates for the Series C Preferred Stock.

The amounts distributed to holders of depositary shares are reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series C Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Series C Preferred Stock represented by the depositary shares, in whole or in part, the depositary shares will be redeemed with the proceeds received by the depositary resulting from the redemption of the Series C Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/40th of the redemption price per share payable with respect to the Series C Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends, without accumulation of undeclared dividends, except in the case of a redemption pursuant to a regulatory capital treatment event (as defined in our charter).

Whenever we redeem shares of the Series C Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Series C Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the shares to be redeemed pro rata or by lot. The depositary will mail notice of redemption to record holders of the depositary shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series C Preferred Stock and the related depositary shares.

Voting the Series C Preferred Stock

Because each depositary share represents a 1/40th interest in a share of the Series C Preferred Stock, holders of depositary shares will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series C Preferred Stock are entitled to a vote.

When the depositary receives notice of any meeting at which the holders of the Series C Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Series C Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series C Preferred Stock, may instruct the depositary to vote the amount of the Series C Preferred Stock represented by the holder’s depositary shares. Insofar as practicable, the depositary will vote the amount of the Series C Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing proportional interests in the Series C Preferred Stock, it will not vote the amount of the Series C Preferred Stock represented by such depositary shares.

Form

The depositary shares were issued in book-entry form through DTC. The Series C Preferred Stock was issued in registered form to the depositary.

Preemptive and Conversion Rights

The holders of the depositary shares do not have any preemptive or conversion rights.

Depositary, Registrar

Computershare Inc. and Computershare Trust Company, N.A., are jointly acting as depositary for the depositary shares, and Computershare Trust Company, N.A. is acting as registrar, dividend disbursing agent and redemption agent.

3)Description of Depositary Shares Each Representing a 1/40th Interest in a Share of 6.250% Series D Non-Cumulative, Perpetual Preferred Stock, par value $0.01 per share

Description of Series D Preferred Stock

The Series D Preferred Stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (1) on a parity with (i) our Series B Preferred Stock, (ii) our Series C Preferred Stock, (iii) our Series E Preferred Stock, and (iv) each class or series of preferred stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series D Preferred Stock as to dividend rights and rights on our liquidation, winding up and dissolution of Huntington and (2) senior to our common stock and each other class or series of preferred stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series D Preferred Stock as to dividend rights and rights on our liquidation, winding-up and dissolution.

The Series D Preferred Stock does not entitle the holder to any preemptive or conversion rights.

Dividends on the Series D Preferred Stock are payable quarterly in arrears, when, as and if authorized by our board of directors and declared by us out of legally available funds, on a non-cumulative basis on the $1,000 per share liquidation preference, at an annual rate equal to 6.250%.

The Series D Preferred Stock is redeemable, in whole or in part, from time to time, at our option on any dividend payment date on or after April 15, 2021, at a redemption price equal to the liquidation preference, plus any declared and unpaid dividends. The holders of the Series D Preferred Stock do not have the right to require the redemption or repurchase of the Series D Preferred Stock. The Series D Preferred Stock is also redeemable, in whole but not in part, within 90 days following a regulatory capital treatment event (as defined in our charter) at a redemption price equal to the liquidation preference, plus the sum of (i) any authorized, declared and unpaid dividends from the prior dividend period and (ii) the pro-rated portion of dividends, whether or not declared, for the dividend period in which such redemption occurs. Redemption or repurchase of Series D Preferred Stock is subject to receipt of prior approval of the Federal Reserve or other appropriate federal banking agency.

Except as indicated below, the holders of the Series D Preferred Stock do not have any voting rights:

•If and when the dividends on the Series D Preferred Stock or on any other class or series of our preferred stock ranking on a parity with the Series D Preferred Stock that has voting rights equivalent to those of the Series D Preferred Stock, have not been authorized, declared and paid (i) in the case of the Series D Preferred Stock and any class or series of our preferred stock ranking on a parity with the Series D Preferred Stock and bearing non-cumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive), or (ii) in the case of any class or series of our preferred stock ranking on a parity with the Series D Preferred Stock and bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive), the holders of the Series D Preferred Stock, together with the holders of all other affected classes and series of preferred stock ranking on a parity with the Series D Preferred Stock, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect two additional members of our board of directors.

•So long as any shares of the Series D Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by our charter, the vote or consent of the holders of at least two-thirds of the outstanding shares of the Series D Preferred Stock and any class or series of preferred stock then outstanding that ranks on a parity with the Series D Preferred Stock and has similar rights, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating certain charter amendments and certain mergers and consolidations.

Description of Depositary Shares of Series D Preferred Stock

General

The depositary shares represent proportional fractional interests in shares of the Series D Preferred Stock. Each depositary share represents a 1/40th interest in a share of our Series D Preferred Stock, and is evidenced by depositary receipts. We have deposited the underlying shares of the Series D Preferred Stock with a depositary pursuant to a deposit agreement among us, Computershare Inc. and Computershare Trust Company, N.A., jointly acting as depositary. The holders of depositary shares from time to time are deemed to be parties to the deposit agreement and are bound by all of the terms and conditions thereto by their acceptance of delivery of the depositary shares to the same extent as though they had executed the deposit agreement. Subject to the terms of the deposit agreement, each holder of the depositary shares is entitled, through the depositary, to all the rights and preferences of the Series D Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Series D Preferred Stock those depositary shares represent.

In this summary, references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books maintained by the depositary and not indirect holders who own beneficial interests in depositary shares registered in the street name, or issued in book-entry form through DTC.

Dividends and Other Distributions

Each dividend payable on a depositary share is in an amount equal to 1/40th of the dividend declared and payable on the related share of the Series D Preferred Stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series D Preferred Stock to the record holders of depositary shares relating to the underlying Series D Preferred Stock in proportion to the number of depositary shares held by the holders. If we make a distribution other than in cash, the depositary will distribute any securities or property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that (after consultation with us) it is not feasible to make a distribution, in which case the depositary may, with our approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the securities or property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares are the same as the corresponding record dates for the Series D Preferred Stock.

The amounts distributed to holders of depositary shares are reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series D Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Series D Preferred Stock represented by the depositary shares, in whole or in part, the depositary shares will be redeemed with the proceeds received by the depositary resulting from the redemption of the Series D Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/40th of the redemption price per share payable with respect to the Series D Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends, without accumulation of undeclared dividends, except in the case of a redemption pursuant to a regulatory capital treatment event (as defined in our charter).

Whenever we redeem shares of the Series D Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Series D Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the shares to be redeemed pro rata or by lot. The depositary will mail notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series D Preferred Stock and the related depositary shares.

Voting the Series D Preferred Stock

Because each depositary share represents a 1/40th interest in a share of the Series D Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series D Preferred Stock are entitled to a vote.

When the depositary receives notice of any meeting at which the holders of the Series D Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Series D Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series D Preferred Stock, may instruct the depositary to vote the amount of the Series D Preferred Stock represented by the holder’s depositary shares. Insofar as practicable, the depositary will vote the amount of the Series D Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing proportional interests in the Series D Preferred Stock, it will not vote the amount of the Series D Preferred Stock represented by such depositary shares.

Form and Notices

The Series D Preferred Stock is issued in registered form to the depositary, and the depositary shares will be issued in book-entry form through DTC. The depositary will forward to the holders of depositary shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Series D Preferred Stock.

Preemptive and Conversion Rights

The holders of the depositary shares and the Series D Preferred Stock do not have any preemptive or conversion rights.

Depositary, Dividend Disbursing Agent, Registrar and Redemption Agent

Computershare Inc. and Computershare Trust Company, N.A. will be the depositary, and Computershare Trust Company, N.A. will be the dividend disbursing agent, registrar and redemption agent for the depositary shares.

Certain Provisions That May Have an Anti-Takeover Effect

Some of the provisions of Maryland law and our charter and bylaws discussed below could make it more difficult for a third party to acquire us.

We are subject to the Maryland Business Combination Act, which provides that certain business combinations between a Maryland corporation and any interested stockholder (generally any beneficial holder, directly or indirectly, of 10% or more of the voting power of the corporation’s outstanding stock) or its affiliates are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. After such five-year period, any such business combination is subject to two different supermajority vote requirements. We are also subject to the Maryland Control Share Acquisition Act, which provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to their control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, generally, excluding certain shares of stock. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within three ranges of voting power, beginning with one-tenth or more.

In addition, the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to adopt certain takeover defenses without any action by the stockholders of the corporation. We have elected through this provision to require that all vacancies on our board of directors be filled only by the remaining directors, even if such remaining directors do not constitute a quorum. In the future, our board of directors may elect, without stockholder approval, to adopt certain other takeover defenses, including the classification of the board of directors.

Our charter permits our board of directors to authorize, without stockholder approval, the issuance of serial preferred stock from time to time in one or more series with such preferences, conversion or other rights, voting powers, restrictions, limitations as to the dividends, qualifications, terms or conditions of redemption or other rights as permitted by our charter.

Our bylaws provide that a stockholder may nominate individuals for election to our board of directors and propose other business to be considered at an annual or special meeting of stockholders only if such stockholder gives timely notice to our Secretary and complies with the other advance notice procedures, including the provision of specified information, as set forth in our bylaws.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide for in its charter approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter does not provide for a lesser percentage in these situations.